Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Evergreen Money Market Trust:

We consent to the use of our reports dated March 27, 2009, with respect to the financial statements of the Evergreen Treasury Money Market Fund and Evergreen U.S. Government Money Market Fund, each a series of the Evergreen Money Market Trust as of January 31, 2009, incorporated herein by reference, and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

February 16, 2010